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                                   FORM 8-A
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

         FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
          SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                               ---------------

                          QUICKSILVER RESOURCES INC.
            (Exact name of registrant as specified in its charter)



                  DELAWARE                             75-2756163
        (STATE OR OTHER JURISDICTION                (I.R.S. EMPLOYER
     OF  INCORPORATION OR ORGANIZATION)            IDENTIFICATION NO.)



1619 PENNSYLVANIA AVENUE, FORT WORTH, TEXAS              76104
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)              (ZIP CODE)



Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class                Name of each exchange on which
            to be so registered                 each class to be registered
            -------------------                 ---------------------------

       Common Stock, $.01 Par Value               American Stock Exchange



 If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

 If this Form relates to the Registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General
           Instructions A.(c)(2), please check the following box. / /

 Securities Act registration statement file number to which this form relates:
                                   333-66709

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
                               (TITLE OF CLASS)


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The Restated Certificate of Incorporation of Quicksilver Resources Inc.
("Registrant") authorizes the issuance of 40,000,000 shares of common stock, $.01 par value per share ("Common Stock"). As of the date of this Registration Statement, there were 10,310,806 shares issued and outstanding.

     Each share of Common Stock entitles the holder thereof to one vote on all matters on which holders are permitted to vote. No shareholder has any preemptive right or other similar rights to purchase or subscribe for any additional securities issued by the Registrant, and no shareholder has any right to convert Common Stock into other securities. All outstanding Common
Stock issued is fully paid and nonassessable. No shares are subject to redemption or to any sinking fund provisions.

     The holders of shares of Common Stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefore and, upon liquidation, to a pro rata share in any distribution to shareholders.

     The Restated Certificate of Incorporation of the Registrant also authorizes issuance of 10,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"). There are no shares of Preferred Stock currently outstanding; however, the Board of Directors of the Registrant, in its discretion, has authority to issue in series, from time to time, such shares for such consideration as it may determine appropriate. In addition, the Board of Directors has authority, by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish, from time to time, the number to be included in such series, and to fix the designations, powers, preferences, and rights of each such series and the qualifications, limitations or restrictions thereof. Upon any such issuance, the rights evidenced by, or amounts payable with respect to, shares of Common
Stock may be materially limited or qualified by the shares of Preferred Stock so issued.

ITEM 2.  EXHIBITS.
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
         1.    Registrant's Restated Certificate of Incorporation is
               incorporated by reference to Exhibit 4.1 of the Registrant's
               Registration Statement No. 333-66709 on Form S-4 (the "S-4
               Registration Statement").

         2.    Registrant's By-Laws are incorporated by reference to Exhibit
               4.2 of the S-4 Registration Statement.

         3. Certificate representing shares of Common Stock of the Registrant to be registered hereunder is incorporated by reference to
               Exhibit 4.3 to the S-4 Registration Statement.

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                                   SIGNATURE

     Pursuant to Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                       QUICKSILVER RESOURCES INC.


                                       By: /s/ Glenn M. Darden
                                          -----------------------------------
                                          Glenn M. Darden, Vice President,
                                          Secretary and Treasurer